January 30, 2019

Mr. Mark Livingston
6702 Woodbend Park N.
Houston, TX 77055

Dear Mark,

We are pleased to offer you the position of Controller with Quanex Building Products Corporation (“Company”), effective February 4, 2019, (“Effective Date”) reporting directly to me.

The offer is contingent upon passing a pre-employment drug test and a satisfactory background check (employment, criminal and credit). The pre-employment drug test must be completed by you within 3 business days of the acceptance date of this offer.

Below is a summary of your compensation and benefits you will receive in connection with your employment with the Company:

1.	Base Salary. Your annual base salary will be $225,000, less applicable withholdings. It will be paid biweekly at a rate of $8,653.85, less applicable withholdings.

2.
Management Incentive Program. You will be eligible to participate in the Quanex Building Products Management Incentive Program (MIP). Payments are made per the MIP policy. The award amounts are based upon your eligible wages and the Company’s financial/operational results for the fiscal year. The current MIP target award level for your position is 50% of your base salary with a max of 100%, and subject to periodic review.

3.
Initial Restricted Stock Grant. You will receive 4,500 shares of Restricted Stock on the Effective Date of your employment. This stock will cliff vest on December 4, 2021. However in the event of a change in control, as defined in the 2008 Quanex Building Products Omnibus Incentive Plan, you will become fully vested in your restricted stock award.

4.
Long Term Incentive Awards. You will also be eligible to receive an annual Long Term Incentive Award based upon approval of the Compensation and Management Development Committee typically at the Company’s Q4 Board meeting. The current target award level for your position is $70,000 in restricted stock (3 year cliff vest), subject to periodic review by the Compensation and Management Development Committee.

5.
Vacation. You will receive four weeks of vacation, which will be prorated based on your start date for the remainder of 2019, and the full 4 week allowance starts in calendar year 2020. Vacation is to be used in accordance with the Company’s Vacation Policy.

6.
Benefits. You will be eligible to participate in the Quanex Building Products Group Benefits Plan beginning on the first day of the month following 30 days of employment. It is a flexible cafeteria plan that offers a variety of benefit choices from which you can select that will best meet the needs of you and your family. Additionally, the Company provides certain benefits that are employer-paid (i.e. short-term disability, long-term disability, basic life insurance, and AD&D benefits).

7.
401(k) Plan. You will be eligible to participate in the Quanex Building Products Salaried and Nonunion Employee 401(k) Plan beginning the first day of employment. You may contribute up to a maximum of 50% of your eligible compensation up to the government mandated maximum. Currently, Quanex will match $0.50 for each dollar you contribute up to a maximum of 5% of your eligible compensation. There is a five year vesting schedule on the Company match. In addition, you may elect to save on a before-tax or after-tax basis, or a combination of the two.

8.
Pension. You will be eligible for pension benefits under the Quanex Building Products Salaried and Nonunion Employee Pension Plan, (the “Pension Plan”) provided you meet the vesting requirements of the Plan. The Pension plan consists of a notional account balance in your name. Currently, the account will receive annual benefit credit of 4% based on your base pay plus bonus paid during the year, in addition to annual interest credits based on the 30 year Treasury (rate is established each August for the next year). The benefit is portable once you are vested (100% after three years of vesting service), you can take it with you if you leave Quanex.

9.
Executive Severance Provision. The purpose of this provision is to establish a severance provision for you that recognizes the relatively more difficult employment transition that occurs upon the termination of employment of higher paid individuals. Therefore, in the event that your employment is terminated by the Company during your first two years of employment for a reason other than for cause or material violation of the Company’s Code of Business Conduct & Ethics, you shall be entitled to the following benefits:

a.
Base Salary for One Year.  Annualized base salary as in effect immediately before the date of termination of employment, paid bi-weekly for a period of 12 months starting on the date of termination of employment.

b.
Continuation of Welfare Benefits.  The Company, at its expense, will pay COBRA (Consolidated Omnibus Reconciliation Act) premiums for the Company’s group health plan coverage (i.e. medical, dental, vision, life, disability and any other company welfare plans in which you participate) for up to 12 months following the termination of your employment. However, if during the 12 month period you become gainfully employed, the COBRA benefits shall cease and be terminated.

In the event your termination is for cause or for a material violation of the Company’s Code of Business Conduct and Ethics, you will not be entitled to the severance terms as set forth above.
In the event your termination occurs after your second anniversary with the Company, you will receive the then-standard severance provision of the Company.
Notwithstanding any provision herein to the contrary, payment or provision of your benefits under this paragraph shall commence provided that you have delivered to the Company an executed and irrevocable full and complete Release of Claims against the Company, its affiliates, officers and directors in such form as is satisfactory to the Company (“Release of Claims”).  You shall forfeit any and all of the payments, reimbursement and benefits payable under this agreement if you do not provide the Company a Release of Claims.

10.	Principal Office. The Quanex Building Products Corporation offices located at 1800 West Loop South, Suite 1500 in Houston, TX will be your principal reporting office.

Your entitlement to any of the benefits outlined herein is contingent on your continued employment at the time. The above benefit(s) and/or compensation information is subject to change without notice per the terms, policies and/or practices of the Company.

Your acceptance below is acknowledgment and agreement on your part to the offer of employment by the Company. Your acceptance of this offer does not modify the at-will employment relationship you enjoy with the Company, meaning either you or the Company may terminate the employment relationship at any time, with or without notice.

Please sign your acceptance in the space below and return it to me no later than
Thursday, January 31, 2019.

Feel free to call me at any time.

Sincerely,

/s/ Brent Korb

Brent Korb

ACCEPTANCE OF OFFER

/s/ Mark Livingston                     January 31, 2019
___________________________________        ________________________
Mark Livingston                        Date

www.quanex.com